Exhibit 99.1

Press release dated as of May 14, 2010

Press Release	Source: Speedemissions Inc.

Speedemissions, Inc Reports First Quarter Results

ATLANTA, GA. May 14, 2010/Business Wire/ — Speedemissions, Inc. (OTC Bulletin Board: SPMI - News), a leading vehicle emissions testing and safety inspections company with testing stores in Atlanta, Houston, St. Louis and Salt Lake City today announced its financial results for the first quarter ended March 31, 2010.

Financial and Operational Highlights:

•	The Company opened its 14th store in the Atlanta area, its 41st store overall.

•

Revenue remained relatively flat in the first quarter of 2010, decreasing $18,829 or (0.8%) to $2,453,113 from $2,471,942. The decrease in revenue was partially attributable to an extended period of inclement weather which led to a 1.6% decrease in same store sales over the comparable period of 2009.

•	Same store operating expenses decreased 4.1%, or $64,693.

•	General and administrative expenses increased $93,897, or 31.2%, mainly due to higher professional fees.

•	The Company incurred a net loss of $51,575, or ($0.01) per diluted share in the first quarter of 2010 compared to net income of $42,152, or $0.00 per diluted share in the first quarter of 2009.

•	Since December 31, 2009, the Company’s cash balance has increased 8.8% as of March 31, 2010.

Richard A. Parlontieri, President and Chief Executive Officer of Speedemissions commented:

“We’re pleased that we were able to open our 41st store and reduce our same store operating expenses by 4.1% during the first quarter. We believe the inclement weather in January and February negatively impacted our same store sales comparisons, especially in Georgia. However, we are encouraged by the increase in same store sales of 21.8% at our Missouri stores. We expect to use the cash flows provided by operations to open between two and three new stores in 2010 and to pursue other opportunities to increase our business and shareholders’ value.”

About Speedemissions Inc. http://www.speedemissions.com

Speedemissions, Inc., based in Atlanta, Georgia, is a leading vehicle emissions testing and safety inspections company in the United States. We provide services in certain areas where auto testing is mandated by the Environmental Protection Agency (EPA). Since the emissions testing market is highly fragmented, Speedemissions expects to be the first company to create a national brand offering their customers quick and efficient vehicle emissions testing service. The current focus of the company is in the Atlanta, Georgia; Houston, Texas; St. Louis, Missouri and Salt Lake City, Utah markets.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Speedemissions’ products and services, its ability to succeed in growing revenue, the effect of new competitors in its market, integration of acquired businesses, and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

For Further Information: Contact Michael Shanahan, Chief Financial Officer, 770-306-7667.

Speedemissions, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash	$488,806	$449,203
Other current assets	155,830	136,790

Total current assets	644,636	585,993
Property and equipment, net	882,438	953,183
Goodwill	4,251,657	4,251,657
Other assets	105,803	104,003

Total assets	$5,884,534	$5,894,836

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$223,380	$177,647
Accrued liabilities	219,435	196,544
Current portion of capitalized lease obligations	36,158	47,288
Current portion of equipment financing obligations	19,553	18,865
Current portion - deferred rent	30,513	30,513

Total current liabilities	529,039	470,857
Capitalized lease obligations, net of current portion	80,057	93,604
Equipment financing obligations, net of current portion	40,412	46,389
Deferred rent	197,522	205,701
Other long term liabilities	7,350	7,350

Total liabilities	854,380	823,901

Commitments and contingencies
Series A convertible, redeemable preferred stock, $.001 par value, 5,000,000 shares authorized, 5,133 shares issued and outstanding; liquidation preference: $5,133,000	4,579,346	4,579,346

Shareholders’ equity:
Series B convertible preferred stock, $.001 par value, 3,000,000 shares authorized, 2,187,981 and 2,279,982 shares issued and outstanding; liquidation preference: $5,618,738 and $5,854,991	2,188	2,280
Common stock, $.001 par value, 250,000,000 shares authorized, 7,380,968 and 6,685,448 shares issued and outstanding	7,381	6,685
Additional paid-in capital	15,805,554	15,795,364
Accumulated deficit	(15,364,315)	(15,312,740)

Total shareholders’ equity	450,808	491,589

Total liabilities and shareholders’ equity	$5,884,534	$5,894,836

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue	$2,453,113	$2,471,942
Costs of operations:
Cost of emission certificates	541,485	548,577
Store operating expenses	1,556,722	1,572,829
General and administrative expenses	395,263	301,366
Loss on disposal of non-strategic assets	4,989	—

Operating income (loss)	(45,346)	49,170

Interest income (expense)
Interest income	615	25
Interest expense	(6,844)	(7,043)

Interest, net	(6,229)	(7,018)

Net income (loss)	$(51,575)	$42,152

Basic net income (loss) per share	$(0.01)	$0.01

Diluted net income (loss) per share	$(0.01)	$—

Weighted average common shares outstanding, basic	6,954,836	5,162,108

Weighted average common shares outstanding, diluted	6,954,836	9,439,606

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(51,575)	$42,152
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	72,559	79,800
Loss on disposal of assets	4,989	—
Share based compensation	10,793	11,837
Changes in operating assets and liabilities:
Other current assets	(19,040)	(7,837)
Other assets	(1,800)	3,000
Accounts payable and accrued liabilities	68,625	(77,109)
Other liabilities	(8,179)	(1,138)

Net cash provided by operating activities	76,372	50,705

Cash flows from investing activities:
Proceeds from sales of property and equipment	20,000	—
Purchases of property and equipment	(26,803)	(6,527)

Net cash used in investing activities	(6,803)	(6,527)

Cash flows from financing activities:
Payments on equipment financing obligations	(5,289)	(3,876)
Payments on capitalized leases	(24,677)	(10,025)

Net cash used in financing activities	(29,966)	(13,901)

Net increase in cash	39,603	30,277
Cash at beginning of period	449,203	512,492

Cash at end of period	$488,806	$542,769

Supplemental Information:
Cash paid during the period for interest	$6,184	$8,211